Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Provides Market and Operations Update and
Announces First Quarter 2020 Results

COVID-19 Response

•	Established safety protocols including working remotely, sanitizing workspaces and enhancing personal protection equipment

•	Curtailing operations for products with significantly reduced demand and/or price; delaying annual maintenance outages to protect employees and operations

•	Maintaining strong focus on cost reductions, streamlined capital expenditures and working capital management initiatives
First Quarter Highlights

•	First quarter loss from continuing operations was $25 million, comparable to the prior year

•	First quarter EBITDA was $27 million, a $17 million improvement from prior year driven by lower costs from improved reliability

•	$35 million improvement on Free Cash Flow from prior year

•	Maintaining solid liquidity at $145 million; well within financial debt covenant compliance

•	Expect second quarter 2020 results to be well above prior year

JACKSONVILLE, Fla., May 5, 2020 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) provided the following updates on its markets and operations:
“In response to the COVID-19 pandemic, we’ve taken decisive actions to ensure the safety of our employees and to protect our business by minimizing operational disruptions and mitigating the financial impact through prudent cost and capex reductions,” said Paul Boynton, Chairman, President and Chief Executive Officer.  “All of our businesses and operations have been deemed essential due to the important role these products play in the food, pharmaceutical, and industrial products supply chains. We are focused on maintaining stable operations and providing security of supply to our customers during these unprecedented times.”
First Quarter 2020 Operating Results
The Company reported a loss from continuing operations for the three months ended March 28, 2020 of $25 million, or $0.39 per diluted common share, compared to a loss of $28 million, or $0.64 per diluted common share for the same prior year period. The

CORPORATE HEADQUARTERS
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904.357.4600 fax 904.357.9101 www.RayonierAM.com

decrease in the diluted loss per share was due to the conversion of the Company’s preferred stock into approximately 13 million shares of common stock in August of 2019.
Net sales comprised the following for the periods presented:

	Three Months Ended
Net sales (in millions)	March 28, 2020	December 31, 2019	March 30, 2019
High Purity Cellulose	$250	$304	$286
Forest Products	82	77	75
Paperboard	50	49	47
Pulp & Newsprint	47	54	51
Eliminations	(19)	(16)	(18)
Total net sales	$410	$468	$441
Operating results comprised the following for the periods presented:

	Three Months Ended
Operating income (loss) (in millions)	March 28, 2020	December 31, 2019	March 30, 2019
High Purity Cellulose	$(5)	$(4)	$(3)
Forest Products	(1)	(4)	(5)
Paperboard	5	3	(2)
Pulp & Newsprint	(6)	(2)	2
Corporate	(5)	(25)	(19)
Total operating income (loss)	$(12)	$(32)	$(28)

High Purity Cellulose
For the three-month period ended March 28, 2020, operating results declined $2 million compared to the same prior year period. The decline was driven by 18 percent lower cellulose specialties sales volumes, in line with forecasts, and 30 percent lower commodity products sales prices as viscose pricing continued at 2019 year-end low levels. The cellulose specialties sales volumes were significantly stronger in the 2019 quarter due to favorable sales timing in that quarter, as certain shipments made in the fourth quarter of 2018 were not recognized as sales until the first quarter 2019. This sales timing accounted for approximately one-third of the decrease in sales volumes. This was partially offset by slightly higher cellulose specialties sales prices, higher commodity products sales volumes, and lower costs. Costs improvements were driven by lower wood prices, as the prior year prices were negatively impacted by wet weather, lower commodity chemical costs and improved productivity, primarily at the Temiscaming mill which was negatively impacted by an unplanned outage in the previous year.

Compared to the fourth quarter of 2019, operating income declined $1 million as lower cellulose specialties and commodity sales volumes were mostly offset by lower costs.

Forest Products
The operating loss for the three-months ended March 28, 2020 improved $4 million when compared to the same prior year period primarily due to the 5 percent increase in lumber prices partially offset by increased duties for lumber as a result of the increased prices and increase in volumes shipped to the U.S. The Company incurred $6 million and $5 million of duties in the quarter ended March 28, 2020 and March 30, 2019, respectively. The Company reduced or ceased production at its sawmills at the end of the first quarter of 2020 due to the decreased market demand resulting from the COVID-19 outbreak.

Compared to the fourth quarter of 2019, the operating loss improved by $3 million. The improvement was driven by a 6 percent increase in lumber sales prices which was partially offset by a 4 percent decline in lumber sales volumes due to the rail blockades in Canada and the initial impact of the COVID-19 pandemic and increased wood costs.

Paperboard
Operating income improved $7 million for the three months ended March 28, 2020 when compared to the same prior year period primarily due to lower raw material pulp prices.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Compared to the fourth quarter of 2019, operating income improved $2 million primarily due to lower raw material pulp prices.

Pulp & Newsprint
Operating income for the three months ended March 28, 2020 declined $8 million when compared to the same prior year period. The decline was primarily driven by 20 percent and 30 percent decreases in high-yield pulp and newsprint sales prices, respectively, partially offset by 42 percent and 5 percent increases in high-yield pulp and newsprint sales volumes, respectively, and improved freight costs.

Compared to the fourth quarter of 2019, the operating loss was $4 million worse. The decline was driven by lower newsprint sales prices and lower newsprint and high-yield pulp sales volumes partially offset by increased high-yield pulp sales prices.

Corporate
The operating loss for the three months ended March 28, 2020 improved $14 million when compared to the prior year quarter primarily due to favorable foreign exchange rate changes, lower incentive compensation and overall lower costs.

Compared to the fourth quarter of 2019, the operating loss improved by $21 million. The improvement was primarily driven by lower environmental costs and favorable foreign exchange rate changes. The fourth quarter of 2019 included a $17 million environmental charge.
Non-Operating Expenses
Interest expense for the three months ended March 28, 2020, increased $2 million for the period driven by increased interest spread from the amendment to the credit facilities, partially offset by lower debt levels in the first quarter of 2020.
Income Taxes
The first quarter 2020 effective tax rate from continuing operations was a benefit of 6 percent. The 2020 effective tax rate differs from the federal statutory rate of 21 percent primarily due to nondeductible interest expense in the U.S. and lower tax deductions on vested stock compensation, partially offset by benefits from the CARES Act enacted March 27, 2020.

The first quarter 2019 effective tax rate from continuing operations was a benefit of 29 percent. The effective tax rate differs from the federal statutory rate of 21 percent primarily due to nondeductible interest expense in the U.S., tax credits, excess tax deductions on vested stock compensation, U.S. Global Intangible Low-Taxed Income, and different statutory tax rates of foreign operations.
Cash Flows & Liquidity
For the three months ended March 28, 2020, the Company’s operations used cash flows of $13 million. Year-to-date working capital used $42 million, primarily due to higher accounts receivable and seasonal inventory builds.
For the three months ended March 28, 2020, the Company invested $13 million in capital expenditures, which included approximately $2 million of strategic capital.
For the three months ended March 28, 2020, the Company incurred net borrowings of $6 million to fund its operations and ended the quarter with adjusted net debt of $1.0 billion which includes $43 million of cash.
The Company ended the period with $145 million of liquidity globally, including $43 million of cash, revolver availability in the U.S. of $90 million and $13 million of availability on a factoring facility in France.
The Company remains well within compliance with it first quarter covenants, including a Net Secured Leverage Ratio of 4.1 times EBITDA compared to a covenant of less than 5.4 times and an Interest Coverage Ratio of 2.2 times compared to a covenant 1.75 times.
"Improved operational reliability and reduced costs in High Purity Cellulose along with stronger lumber prices and lower input costs in paperboard helped drive improved year-over-year EBITDA," said Boynton. "Unfortunately, the positive momentum gained in the first quarter was disrupted by the outbreak of COVID-19. The Company maintains good liquidity to manage the business and is proactively engaged in discussions with our banks to manage impacts from the pandemic.”
Market Assessment

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

A full year outlook for each of the Company’s segments is difficult to predict based on the current economic conditions caused by the COVID-19 pandemic and the lack of visibility around the timing and trajectory of the economic recovery. The Company is providing its best assessment of each business in this environment.
High Purity Cellulose
In the face of the COVID-19 pandemic, the Company has experienced modest impact to overall demand for its cellulose specialties products. Strength in food and pharmaceutical end-markets is mostly offsetting weakness in the automotive and certain industrial segments. To date, while acetate tow demand has also remained stable and in-line with Company expectations, customers are beginning to experience weakness in acetate industrial and textile applications. The Company believes the stability of this demand is driven by its diversified end-markets and customers’ focus on security of supply. Volumes and prices for cellulose specialties products currently remain in line with earlier forecasts with contracted and agreed upon volumes expected to be down 7 to 8 percent, or 11 to 12 percent after giving effect to the anticipated impact of sales timing; contracted cellulose specialties prices are expected to increase, approximately 2 percent, year-over-year based on contracted prices before giving effect to any currency changes. However, the Company remains cautious regarding demand expectations for the balance of 2020 as the full impact of COVID-19 on its demand remains undetermined. For its commodity HPC products, the Company has realized significant pricing momentum in absorbent materials (fluff pulp) markets with strong demand globally and expects these prices to maintain or improve for the balance of the year. However, viscose pulp markets remain extremely weak as the U.S. tariffs on Chinese textiles combined with the global "stay at home" directives have significantly reduced demand for clothing and related goods; the Company expects prices to remain weak and possibly decline through year end, depending on the timing of improvement in the textile market.
In regard to costs, wood and commodity chemical prices have declined from prior year levels. However, future input prices and availability of chemicals are difficult to predict due to the current unprecedented economic conditions. The Company is seeing increasing pressure on certain chemical and transportation costs. Operations at all four high purity cellulose mills are expected to run at normal levels into the future, although the timing of annual planned maintenance outages is being modified for the safety of employees and contractors. If viscose prices continue to decline, to the extent possible, the Company plans to shift future production away from viscose pulp to fluff and paper grade pulps to maximize profitability.
Forest Products
By late March, lumber sales prices had fallen 35 percent below the prior six-week levels due to buyer reaction to the potential impact of COVID-19. Trade analysts estimate nearly 25 percent of North American lumber capacity had been removed in this same time period, supporting a lift in prices of 15 percent by mid-April. U.S. housing starts declined in March and are expected to decline again in April primarily due to restrictions placed by local governments on construction activities. Remodeling activity, however, remains robust as demand for stud lumber products from lumber retailers continues above expectations. For the near future, the Company intends to manage its total production, balancing market demand for lumber with availability of wood chips for its pulp and paper operations to maximize profitability and optimize cash flows. Currently, the Company is operating nearly all its lumber assets, some at reduced levels.
As announced in January by the U.S. Department of Commerce, the Company expects duties on softwood lumber imported into the U.S. to be significantly reduced later in 2020. Since the duties started in 2017, the Company has paid approximately $65 million.
Paperboard
COVID-19 has had limited impact on Paperboard sales and profitability has benefited from lower input costs. While there are areas of consumer-based end markets that have shown weakness, packaging markets have been generally resilient and have offset volume in these markets, albeit with some mix value trade-off. The Company expects to operate the paperboard assets at normal levels going forward.
Pulp & Newsprint
Overall, the Company is experiencing positive pricing momentum for its high yield pulp products with weakness in Europe due to temporary business closures being more than offset by increased demand in China as the region recovers from the COVID-19 outbreak. As a result, positive pricing pressure exists and little impact has been seen from the pandemic. Overall input costs have remained stable and the Company expects to produce at normal levels for the near future.
Demand for newsprint products has declined significantly, an estimated 12 percent from prior year and accelerating into April. Overall, sales prices and volumes have declined, while input costs have remained stable. The Company intends to manage its production based on demand to maximize profitability and optimize cash flows until demand stabilizes or as supply exits the market.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Conclusion
"In the first quarter, we experienced minimal impact to the Company related to COVID-19 partially due to the diversity and resiliency of our business and the value we bring to our customers.  The outlook for the balance of the year is far from certain and, as a result, we have taken and will take the actions necessary to both protect our employees and assets and mitigate the potential financial consequences to the Company.  We will carefully assess the changing market conditions and will put these additional actions in place as necessary.  Further, we will remain focused on improving operations, lowering costs, and developing new products to drive profitability and cash flow from our businesses as market conditions return to normal."
Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 9:00 a.m. ET on May 6, 2020 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, May 27, 2020. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13702546.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,000 people and generates approximately $1.8 billion of revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Business and Operating Risks Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 33% of our 2019 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; we may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and

CORPORATE HEADQUARTERS
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actuarial requirements; and Public health crises such as epidemics or pandemics, including the recent COVID-19 outbreak, could have a material adverse effect on our financial condition, liquidity or results of operations Debt-Related Risks While the Company has entered into an amendment (the “Amendment”) to its Senior Secured Credit Facilities (as amended by the Amendment, the “Credit Agreement”) to address the risk of potential non-compliance with certain covenants at the end of the third quarter of 2019, there can be no assurances that the Company will continue in full compliance with the amended covenants provided in the Credit Amendment through December 31, 2021, which is the date covenant relief granted under the Amendment expires; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; and we may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
March 28, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 28, 2020	December 31, 2019	March 30, 2019
Net Sales	$410	$468	$441
Cost of Sales	(399)	(456)	(433)
Gross Margin	11	12	8
Selling, general & administrative expenses	(20)	(18)	(28)
Duties	(6)	(7)	(5)
Foreign exchange gains (losses)	6	—	(1)
Other operating income (expense), net	(2)	(19)	(2)
Operating Income (Loss)	(12)	(32)	(28)
Interest expense	(15)	(18)	(13)
Interest income and other, net	1	(11)	2
Income (Loss) From Continuing Operations Before Income Taxes	(27)	(61)	(39)
Income tax benefit (expense)	2	4	11
Income (Loss) from Continuing Operations	$(25)	$(57)	$(28)
Income (loss) from discontinued operations, net of taxes	1	86	6
Net Income (Loss) Attributable to the Company	(24)	29	(22)
Mandatory convertible stock dividends	—	—	(3)
Net Income (Loss) Available to Common Stockholders	$(24)	$29	$(25)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.39)	$(0.91)	$(0.64)
Income from discontinued operations	0.01	1.36	0.12
Net income (loss) per common share - Basic	$(0.38)	$0.45	$(0.52)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.39)	$(0.91)	$(0.64)
Income from discontinued operations	0.01	1.36	0.12
Net income (loss) per common share - Diluted	$(0.38)	$0.45	$(0.52)

Shares Used for Determining:
Basic EPS	62,982,735	62,975,537	49,986,272
Diluted EPS	62,982,735	62,975,537	49,986,272

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 28, 2020 (Unaudited)
(millions of dollars)

	March 28, 2020	December 31, 2019
Assets
Cash and cash equivalents	$43	$64
Other current assets	549	510
Property, plant and equipment, net	1,284	1,316
Other assets	575	590
	$2,451	$2,480
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$12	$19
Other current liabilities	301	267
Long-term debt and finance lease obligations	1,063	1,063
Non-current environmental liabilities	159	160
Other non-current liabilities	276	288
Total stockholders’ equity	640	683
	$2,451	$2,480

B

Condensed Consolidated Statements of Cash Flows
March 28, 2020 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 28, 2020	March 30, 2019
Operating Activities:
Net income (loss)	$(24)	$(22)
Income from discontinued operations	(1)	(6)
Adjustments:
Depreciation and amortization	38	36
Other items to reconcile net income to cash provided by operating activities	18	(2)
Changes in working capital and other assets and liabilities	(44)	(37)
Cash provided by (used for) operating activities- continuing operations	(13)	(31)
Cash provided by (used for) operating activities- discontinued operations	—	4
Cash Provided by (Used for) Operating Activities	(13)	(27)

Investing Activities:
Capital expenditures	(13)	(31)
Cash provided by (used for) investing activities-continuing operations	(13)	(31)
Cash provided by (used for) investing activities-discontinued operations	—	(1)
Cash Provided by (Used for) Investing Activities	(13)	(31)

Financing Activities:
Changes in debt	6	33
Dividends paid	—	(9)
Common stock repurchased, net of issuances	—	(6)
Cash provided by (used for) financing activities-continuing operations	5	18
Cash provided by (used for) financing activities-discontinued operations	—	—
Cash Provided by (Used for) Financing Activities	5	18

Cash and Cash Equivalents:
Change in cash and cash equivalents	(20)	(40)
Net effect of foreign exchange on cash and cash equivalents	(1)	(1)
Balance, beginning of year	64	109
Balance, end of period	$43	$68

C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
March 28, 2020 (Unaudited)

	Three Months Ended
	March 28, 2020	December 31, 2019	March 30, 2019
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,306	$1,314	$1,284
Commodity Products	$590	$619	$847
Forest Products ($ per thousand board feet):
Lumber	$407	$383	$389
Paperboard ($ per metric ton):
Paperboard	$1,107	$1,098	$1,102
Pulp & Newsprint ($ per metric ton):
Pulp	$463	$440	$581
Newsprint	$417	$473	$594

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	123	153	150
Commodity Products	113	132	87
Forest Products (millions of board feet):
Lumber	149	155	147
Paperboard (thousands of metric tons):
Paperboard	46	44	43
Pulp & Newsprint (thousands of metric tons):
Pulp	52	61	37
Newsprint	40	44	38

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 28, 2020 (Unaudited)

EBITDA by Segment (a):	Three Months Ended March 28, 2020
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(1)	$5	$(5)	$(5)	$(19)	$(25)
Depreciation and amortization	2	4	1	30	—	38
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	(2)	(2)
EBITDA	$1	$9	$(4)	$26	$(5)	$27

	Three Months Ended March 30, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(5)	$(2)	$4	$(4)	$(21)	$(28)
Depreciation and amortization	2	4	1	29	—	36
Interest expense, net	—	—	—	—	13	13
Income tax expense	—	—	—	—	(11)	(11)
EBITDA	$(3)	$2	$5	$25	$(19)	$10

(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 28, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
Adjusted Free Cash Flows (a):	March 28, 2020	March 30, 2019
Cash provided by operating activities of continuing operations	$(13)	$(31)
Capital expenditures	(10)	(27)
Adjusted Free Cash Flows	$(23)	$(58)

(a)
Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	March 28, 2020	December 31, 2019
Current maturities of long-term debt	$12	$19
Short-term factoring facility - France	6	—
Long-term debt & finance lease obligation	1,063	1,063
Total debt	1,081	1,082
Original issue discount, premiums and debt issuance costs	6	6
Cash and cash equivalents	(43)	(64)
Adjusted Net Debt	$1,044	$1,024

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 28, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 28, 2020		December 31, 2019		March 30, 2019
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$(12)		$(32)		$(28)
Severance expense	—		1		—
Loan amendment costs	—		1		—
Adjusted Operating Income (Loss)	$(12)		$(30)		$(28)

Income (Loss) from Continuing Operations	$(25)	$(0.39)	$(57)	$(0.91)	$(28)	$(0.64)
Pension settlement loss	—	—	9	0.14	—	—
Severance expense	—	—	1	0.02	—	—
Loan amendment costs	—	—	1	0.01	—	—
Tax effects of adjustments	—	—	(3)	(0.04)	—	—
Adjusted Income (Loss) from Continuing Operations	$(25)	$(0.39)	$(49)	$(0.78)	$(28)	$(0.64)

(a)
Adjusted operating income (loss) is defined as operating income adjusted for non-recurring costs related to the Company’s loan amendment costs and severance expense. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for non-recurring costs related to the Company’s loan amendment costs, severance expense and loss on pension settlement. Adjusted operating income (loss) and income (loss) from continuing operations are not necessarily indicative of results that may be generated in future periods.

G